EXHIBIT 99.1

Intel Board of Directors Elects New Director

And Extends Andy Bryant’s Term as Intel Chairman Until 2019

SANTA CLARA, Calif., March 19, 2018 – Intel Corporation today announced that Risa Lavizzo-Mourey was elected to Intel’s board of directors. Her election marks the fifth new independent director added to Intel’s board since the beginning of 2016. The board also voted unanimously to extend Andy Bryant’s term as Intel chairman in order to ensure board continuity and a smooth integration for new directors. Bryant became Intel Chairman in May of 2012 and will stand for re-election at the company’s 2018 annual stockholders’ meeting. If elected, he will continue to serve as chairman until the conclusion of the company’s 2019 annual stockholders’ meeting.

“Risa knows how to lead a large organization tackling complex issues, and brings extensive public-company board experience. I look forward to her fresh insights and perspective,” said Intel Chairman, Andy Bryant. “We’ve worked to make sure the board has the right skills and backgrounds to be strong stewards in our dynamic industry. I’m honored to continue serving alongside them, as Intel transforms to create more value for our customers and our owners.”

Dr. Lavizzo-Mourey has served as the Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania since January 2018. From 2003 to 2017, she was the president and chief executive officer of the Robert Wood Johnson Foundation, the largest U.S. philanthropy organization dedicated to health. Dr. Lavizzo-Mourey is a member of the boards of directors of General Electric Company and Hess Corporation, and she previously served as a director at Genworth Financial Inc. and Beckman Coulter Inc.

She is also a member of the National Academy of Medicine, the board of regents of the Smithsonian Institution, and the board of fellows of Harvard Medical School. Dr. Lavizzo-Mourey holds an MBA from the University of Pennsylvania and an M.D. from Harvard Medical School.

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